Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholder of

Arizona Chemical Holdings Corporation

Jacksonville, Florida

We have audited the accompanying consolidated financial statements of Arizona Chemical Holdings Corporation and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholder’s deficiency in assets, and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arizona Chemical Holdings Corporation and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida

March 13, 2015

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Reference to Notes	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Net revenue	5	$938,050	$992,259	$1,041,631
Cost of goods sold		677,587	718,062	724,576

Gross profit		260,463	274,197	317,055
Operating expenses:
Selling, general and administrative	7	128,383	122,614	131,203
Related party—management fees	14	2,149	2,202	2,198
Litigation expense	15	10,110	70,100	—
Insurance recoveries	15	(80,210)	—	—
Facility closure costs	8	—	—	3,216

Total operating expenses		60,432	194,916	136,617

Operating income		200,031	79,281	180,438
Interest expense, net		42,825	36,840	43,759
Loss on extinguishment of debt	10	7,860	552	—
Loss (gain) on interest rate caps/swaps, net	11	3,579	(751)	4,705
Foreign currency exchange (gain) loss, net		(1,208)	1,322	(202)
Other income	6, 15	(1,342)	(11,111)	(10,298)

Income before income tax		148,317	52,429	142,474
Income tax expense	12	49,966	17,131	49,693

Net income		$98,351	$35,298	$92,781

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Reference to Notes	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Net income		$98,351	$35,298	$92,781
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment		(27,740)	7,002	4,136
Net (loss) gain from pension plans:
Reclassification adjustment for amortization of prior service cost included in net income	13	51	111	114
Reclassification adjustment for net actuarial loss included in net income	13	786	884	599
Reclassification adjustment for curtailment expense included in net income	13	162	—	—
Net (loss) gain arising during the period	13	(22,162)	2,999	(8,296)
Pension tax benefit (expense)		3,268	(2,019)	1,434

Net (loss) gain from pension plans		(17,895)	1,975	(6,149)

Total other comprehensive (loss) income		(45,635)	8,977	(2,013)

Comprehensive income		$52,716	$44,275	$90,768

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Reference to Notes	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents		$39,312	$37,994
Accounts receivable, net of allowance for doubtful accounts of $514 and $410, in 2014 and 2013, respectively		93,906	113,154
Other receivables		11,276	17,688
Inventory:
Raw material inventory		40,401	38,364
Finished goods inventory		72,989	72,160

Total inventory		113,390	110,524
Insurance receivable	15	80,210	—
Deferred income tax assets	12	578	27,437
Receivables from related parties	15	2,835	2,428
Prepaid expenses and other current assets		12,542	14,714

Total current assets		354,049	323,939
Property, plant and equipment, net	8	245,025	246,782
Intangible assets, net	8	71,906	85,789
Long-term deferred income tax assets	12	3,962	8,633
Other assets		27,406	19,806

Total assets		$702,348	$684,949

Liabilities and shareholder’s deficiency in assets
Current liabilities:
Accounts payable		$91,673	$105,834
Accrued liabilities	9	33,451	43,427
Accrued liabilities for litigations	15	80,771	70,100
Deferred income tax liabilities	12	448	2,483
Payables to related parties		8,696	10,199
Short-term borrowings		—	2,641
Current portion of long-term debt	10	—	4,590

Total current liabilities		215,039	239,274
Long-term deferred income tax liabilities	12	51,234	58,124
Long-term debt	10	822,621	443,696
Pension liabilities	13	42,666	24,330
Deferred income	17	9,866	11,981
Other liabilities		9,072	13,534

Total liabilities		1,150,498	790,939
Shareholder’s deficiency in assets:
Common shares, $0.01 par value—350 shares authorized and outstanding		—	—
Paid-in capital		828	—
Accumulated deficit		(382,988)	(85,635)
Accumulated other comprehensive loss	18	(65,990)	(20,355)

Total shareholder’s deficiency in assets		(448,150)	(105,990)

Total liabilities and shareholder’s deficiency in assets		$702,348	$684,949

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIENCY IN ASSETS

(In thousands, except share amounts)

	Common Shares	Amount	Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance at December 31, 2011	350	$—	$—	$(114,274)	$(27,319)	$(141,593)
Contribution from Parent	—	—	250	—	—	250
Reclassification of share-based awards	—	—	23,727	—	—	23,727
Share-based compensation	—	—	3,345	—	—	3,345
Net income	—	—	—	92,781	—	92,781
Other comprehensive loss	—	—	—	—	(2,013)	(2,013)
Dividend distribution	—	—	(27,322)	(90,616)	—	(117,938)

Balance at December 31, 2012	350	—	—	(112,109)	(29,332)	(141,441)
Contribution from Parent	—	—	400	—	—	400
Share-based compensation	—	—	5,484	—	—	5,484
Net income	—	—	—	35,298	—	35,298
Other comprehensive income	—	—	—	—	8,977	8,977
Dividend distribution	—	—	(5,884)	(8,824)	—	(14,708)

Balance at December 31, 2013	350	—	—	(85,635)	(20,355)	(105,990)
Contribution from Parent	—	—	195	—	—	195
Share-based compensation	—	—	1,999	—	—	1,999
Net income	—	—	—	98,351	—	98,351
Other comprehensive loss	—	—	—	—	(45,635)	(45,635)
Dividend distribution	—	—	(1,366)	(395,704)	—	(397,070)

Balance at December 31, 2014	350	$—	$828	$(382,988)	$(65,990)	$(448,150)

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Operating activities
Net income	$98,351	$35,298	$92,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,656	34,823	38,778
Share-based compensation	1,999	5,484	12,074
Foreign currency exchange (gain) loss, net	(1,208)	1,322	(202)
Unrealized loss (gain) on financial instruments, net	3,715	(524)	4,705
Loss on extinguishment of debt	7,860	552	—
Amortization of debt issuance costs	4,147	4,055	3,393
Accretion of original issue discount	2,367	3,569	3,937
Deferred income tax expense (benefit)	27,825	(23,996)	(13,825)
Gain on sale of assets	—	(1,154)	—
Gain on disposition of business	—	(9,015)	(9,878)
Facility closure costs	—	—	3,216
Change in assets and liabilities:
Accounts receivable	13,041	(5,624)	(898)
Accounts receivable from related parties	(489)	516	574
Inventory	(9,935)	21,741	4,140
Accounts payable	(12,712)	2,443	8,250
Payable to related parties	(1,437)	855	(1,248)
Insurance receivable	(80,210)	—	—
Accrued liability for litigation	10,671	70,100	—
Other assets and liabilities	(6,344)	(7,676)	(1,247)

Net cash provided by operating activities	91,297	132,769	144,550
Investing activities
Additions to property, plant, and equipment	(34,719)	(46,695)	(33,716)
Proceeds from sale of personal care business	600	11,400	—
Proceeds from disposals of property, plant, and equipment	—	1,436	16,914
Proceeds from sale of investment	—	2,213	17,787

Net cash (used in) / provided by investing activities	(34,119)	(31,646)	985
Financing activities
Proceeds from long-term debt	875,600	—	100,000
Repayments of long-term and short-term debt	(507,000)	(72,657)	(118,343)
Debt issuance costs	(20,902)	(6,502)	(4,770)
Repayment of capital lease obligation	(2,445)	(323)	(314)
Dividend distribution	(397,070)	(14,708)	(117,938)
Contribution from Parent	195	400	250

Net cash used in financing activities	(51,622)	(93,790)	(141,115)
Effect of foreign exchange rate changes on cash and cash equivalents	(4,238)	1,706	482

Increase in cash and cash equivalents	1,318	9,039	4,902
Cash and cash equivalents at beginning of year	37,994	28,955	24,053

Cash and cash equivalents at end of year	$39,312	$37,994	$28,955

Supplemental cash flows information:
Cash paid during the year for:
Interest, net of amounts capitalized	$38,531	$33,888	$33,074
Income taxes	$29,115	$42,370	$52,967
Noncash investing activities:
Additions to property, plant and equipment included in accounts payable	$7,773	$3,135	$—

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2014 AND 2013 AND FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Table of Contents

Note
1.	Description of Business	8
2.	Basis of Presentation	8
3.	Summary of Significant Accounting Policies	8
4.	Recent Accounting Pronouncements	12
5.	Revenue	13
6.	Disposition of Businesses	13
7.	Research and Development	14
8.	Property, Plant, and Equipment and Intangible Assets	14
9.	Accrued Liabilities	16
10.	Debt	16
11.	Fair Value of Financial Instruments	19
12.	Income Taxes	22
13.	Retirement and Other Deferred Compensation Plans	25
14.	Related-Party Transactions	33
15.	Commitments and Contingencies	34
16.	Share-Based Compensation	36
17.	Deferred Income	38
18.	Accumulated Other Comprehensive Loss	38
19.	Subsequent Events	38

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

In these notes to the consolidated financial statements, unless the context requires otherwise, references to “Arizona Chemical”, the “Company”, “we”, “our”, or “us” refer to Arizona Chemical Holdings Corporation, a Delaware company, and its consolidated subsidiaries. “American Securities” refers to American Securities, LLC and its affiliated entities; “Rhône Capital” refers to Rhône Capital LLC and its affiliated entities, including AZ Chem Investments Partners LP, the general partner of certain associated funds with investments in Arizona Chemical; and “International Paper” refers to International Paper Company who holds an interest in AZ Chem Investment Partners LP.

We are a worldwide supplier of pine-based chemicals. We refine and further upgrade two primary feedstocks, crude tall oil (“CTO”) and crude sulfate turpentine (“CST”) both of which are wood pulping co-products, into specialty chemicals.

We have the ability to process a wide variety of CTO feedstocks. We have long-term supply contracts with International Paper pursuant to which they agree to sell to us, and we agree to purchase from them, all of the CTO and CST produced at its existing U.S. paper mills. We also have the option to purchase all of the CTO and CST produced at International Paper’s future paper mills worldwide. In addition, we maintain long-standing relationships with other major suppliers in the United States and Europe.

We have our principal executives’ offices in Jacksonville, Florida and Almere, The Netherlands and have nine manufacturing facilities located in Finland, France, Germany, Sweden, the United States (“U.S.”) and the United Kingdom (“U.K.”). Manufacturing operations are supported by research and development laboratories at Savannah, Georgia; Shanghai, China; and Almere, The Netherlands plus sales offices in Miami, Florida; San Juan del Rio, Mexico; Moscow, Russia; Singapore; and Shanghai, China.

2. Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company. All intercompany transactions have been eliminated. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting.

3. Summary of Significant Accounting Policies

Use of Estimates—The preparation of these consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to the consolidated financial statements. Although these estimates are based on management’s best available knowledge at the time, actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of property, plant, and equipment and definite-lived intangible assets; allowances for doubtful accounts; slow-moving and obsolete inventory; the valuation of pension plan assets and derivatives; deferred tax asset valuation allowances; share-based compensation; liabilities for pension plans; environmental liabilities; uncertain tax positions and other contingencies.

Concentrations of Credit Risk—Credit risk represents the loss that would be recognized if counterparties failed to perform as contracted. Financial instruments with credit risk, which consist primarily of trade accounts receivable, expose the Company to concentrations of credit risk.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents—We invest our excess cash in investment instruments whose value is not subject to market fluctuations, such as bank deposits or certificates of deposit. We consider all investments having an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable—We establish the allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. We continually monitor the creditworthiness of customers to whom credit terms are granted in the normal course of business.

Inventory—Inventory values include all costs directly associated with manufacturing products (i.e., materials, labor, and manufacturing overhead) and are presented at the lower of cost or market. Costs of raw materials and finished goods for the Company are determined using the first in, first out (“FIFO”) method.

Property, Plant and Equipment—Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method over assets estimated useful lives as follows:

Years
Land	Indefinite
Buildings	20–40
Machinery and equipment	2–15
Software	3–6
Leasehold improvements	Over the shorter of the term of the lease or the useful life of any improvements

Asset Retirement Obligations—The Company has asset retirement obligations associated with the demolition and decommissioning of manufacturing facility assets with indeterminate settlement dates. The fair value of those obligations is not material in the context of an indefinite expected life of the facilities. When a date or range of settlement dates can reasonably be estimated for the retirement of assets, the Company will estimate the cost of performing retirement activities and record a liability for the fair value of that cost using present value techniques.

Intangible Assets—Intangible assets are stated at cost, net of accumulated amortization. Amortization is computed using the straight-line method over an asset’s estimated useful life as follows:

Years
Trade names	Indefinite
Customer relationships	6–15
Supply agreements	7–20
Core/developed technology	10–15
Favorable leaseholds	39

Trade names, which are intangible assets determined to have indefinite lives, are tested for impairment during the fourth quarter of every year or more frequently if events or changes in circumstances indicate that an intangible asset might be impaired. When testing for impairment of an intangible asset with an indefinite life, the Company may first assess qualitative factors. If an initial qualitative assessment identifies that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is performed. The Company may also elect to skip the qualitative testing and proceed directly to the quantitative testing. If the quantitative testing indicates that intangible asset with indefinite lives are impaired, the carrying value is written down to the estimated fair value.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The impairment test for intangibles with finite lives is performed in the same way as impairment of long-lived assets.

Impairment of Long-Lived Assets—We evaluate long-lived assets, such as property, plant, and equipment and intangible assets, for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of assets may not be recoverable. Factors considered important that could result in an impairment include, but are not limited to, significant underperformance relative to historical or planned operating results, significant changes in the manner of use of assets, or significant changes in our business strategies. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value based on a discounted cash flow analysis using market participant assumptions.

Environmental Costs and Obligations—We accrue costs associated with environmental obligations, such as remediation or closure costs, when such costs are probable and reasonably estimable. We adjust such accruals as further information develops or circumstances change. We discount costs of future expenditures for environmental obligations to their present value when expected cash flows are reliably determinable. Legal costs incurred in connection with loss contingencies are expensed as incurred. Indemnification of certain environmental remediation costs from the former owner of the Company, are separately recorded and classified as receivables from related-parties, and are not offset against the related environmental liability. Insurance proceeds related to environmental obligations are recorded when their realization is probable.

Income Taxes—We account for income taxes using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities on a legal-entity basis using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date.

Provisions are made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during periods in which temporary differences become deductible, as well as reversals of certain deferred tax liabilities. Management also considers projected future taxable income, tax planning strategies, and other factors in making this assessment and in establishing an appropriate valuation allowance.

The Company provides liabilities for uncertain tax positions for federal, state, local and international exposures relating to periods subject to audit. The development of liabilities for uncertain tax positions for these exposures requires judgment about tax issues, potential outcomes, and timing and is a significant subjective estimate. The Company assesses its tax positions and records tax benefits based upon management’s evaluation of facts, circumstances, and information available at reporting dates. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon settlement with a tax authority that has full knowledge of all relevant information. For those tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the consolidated financial statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension and Early Retirement Plans—We sponsor noncontributory defined benefit pension plans. The actuarial determination of projected benefit obligations and related benefit expense requires that certain assumptions be made regarding such variables as expected return on plan assets, discount rates, rates of future compensation increases, estimated future employee turnover rates, retirement dates, distribution election rates, mortality rates. The discount rate assumption is based on current investment yields on high-quality fixed income investments. Salary growth assumptions include long-term actual experience and expectations for future growth. Actuarial gains and losses from experience adjustments and changes in actuarial assumption are charged or credited to equity and are reflected in accumulated other comprehensive income and loss (“AOCI”) in the period in which they arise and amortized over estimated future working lives of plan participants. See Note 14, “Retirement and Other Deferred Compensation Plans” for further details.

For foreign defined contribution plans, we pay contributions to publicly or privately administered pension insurance plans on a mandatory, contractual, or voluntary basis. The contributions are recognized as employee benefit expense when due.

Foreign Currency Translation

Functional and reporting currency—Items included in the financial information of each of Arizona Chemical’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”) and then translated to the U.S. dollar reporting currency through other comprehensive income (loss). The consolidated financial information is presented in U.S. dollars, which is the functional currency of the Company.

Transactions and balances—Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of income and comprehensive income.

In the consolidated financial statements, the results and financial position of all subsidiaries that have a functional currency different from the presentation currency are translated into the reporting currency as follows:

1.	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

2.	Income and expenses for each income statement are translated at average exchange rates; and

3.	All resulting exchange differences are recognized as a separate component within AOCI (foreign currency translation adjustment).

Revenue—The Company recognizes revenue when the earnings process is complete. Revenue from sales of products, including amounts billed to customers for shipping and handling costs, is recognized when ownership and all risks of loss have been transferred to the buyer, which usually occurs at the time of shipment, the price is fixed or determinable, and collectability is reasonably assured. Accruals are made for sales returns and other allowances based on the Company’s experience. The Company accounts for cash sales incentives as a reduction in revenue. Revenue is recognized net of value-added taxes.

We enter into agreements with third parties to purchase CTO and to sell back the Company’s by-product, pitch. These swap transactions provide additional long-term security of supplies of our raw material, CTO, and revenue from the sales of pitch fuel. These agreements provide for the sales and purchases to be consummated at market rates. We account for these inventory purchases and sales arrangements on a gross basis.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cost of Goods Sold—Cost of goods sold includes the cost of inventory (materials and conversion costs) sold to customers. It also includes shipping and handling costs, certain warehousing costs, inbound freight charges, receiving costs, packaging costs, quality assurance costs, internal transfer costs, other costs of our distribution network, safety, health and environmental administration, and certain depreciation and amortization expenses. The Company accounts for discounts and rebates from a vendor as a reduction in cost of goods sold.

Selling, General, and Administrative Expenses (“SG&A”)—Selling expenses include the cost of our sales force and marketing staff and their related expenses. General and administrative expenses primarily represent the cost of support functions, including information technology, finance, human resources, research and development, and legal.

Research and Development—Included in SG&A are expenditures for research and development. The research and development expenses are costs incurred, net of government grants and contributions from companies which participate in research and development projects.

Fair Value of Financial Instruments—The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal market or, in the absence of a principal market, the most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

We selectively enter into derivative transactions to manage volatility related to market risks associated with changes in commodity pricing, currency exchange rates, and interest rates. We categorize assets and liabilities, measured at fair value, into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly, through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or our assumptions about pricing by market participants. For a discussion related to financial instruments and derivatives policies, see Note 12, “Fair Value of Financial Instruments”.

Share-based Compensation—The Company grants share-based compensation awards that vest over a specified period or upon employees meeting certain service criteria. The fair value of equity instruments issued to employees is measured on the grant date and is recognized over the vesting period.

Liabilities with respect to cash-settled, share-based compensation are recognized as a liability and re-measured at each balance sheet date through the consolidated statement of income and comprehensive income.

4. Recent Accounting Pronouncements

The Company assessed the accounting pronouncements that were issued during 2014. The following are applicable to the Company:

Pushdown Accounting—On November 18, 2014, the FASB issued ASU 2014-17. The ASU gives an acquired entity the option of applying pushdown accounting in its stand-alone financial statements upon a change-in-control event. This is a change to the old guidance which only allowed pushdown accounting in events

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with change-in-control of 80% or greater. Applying the new pushdown accounting policy is completely at the discretion of management. This ASU was effective upon issuance. The adoption of this amendment does not impact the presentation of our Consolidated Financial Statements as no change-in-control event took place during 2014. The Company will apply the new pushdown accounting policy upon the occurrence of a change-in-control event.

Going Concern—In August 2014, the FASB issued ASU 2014-15. This ASU provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. This ASU is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company has elected not to early adopt this standard.

Revenue Recognition—On May 28, 2014, the FASB issued ASU 2014-09. This ASU outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the revenue model to contracts within the scope of ASU 2014-09, a company needs to identify the contract(s) with a customer (step 1); identify the performance obligations in the contract (step 2); determine the transaction price (step 3); allocate the transaction price to the performance obligations in the contract (step 4) and recognize revenue when (or as) the entity satisfies a performance obligation (step 5). The ASU is effective for annual reporting of non-public companies beginning after December 15, 2017 and accounting interim periods beginning after December 15, 2018. A nonpublic entity may elect to apply the guidance in this ASU early with certain restrictions. The Company is currently evaluating this standard and its impact on our accounting policy and our procedures around contracts with customers.

Accounting for Certain Receive-Variable Pay-Fixed Interest Rate Swaps—Simplified Hedge Accounting Approach—On January 16, 2014, the FASB issued ASU 2014-03. This ASU provides an additional hedge accounting alternative within Topic 815 for certain types of swaps that are entered into by a private company for the purpose of economically converting a variable-rate borrowing into a fixed-rate borrowing. The simplified hedge accounting approach allows a company to qualify for cash flow hedge accounting under Topic 815 if certain conditions are met. This ASU is effective for annual periods beginning after December 15, 2014 and interim periods within annual periods beginning after December 15, 2015. The Company evaluated the option and has elected not to adopt ASU 2014-03.

5. Revenue

We recognized revenue from agreements with third parties to purchase CTO and to sell back to third parties the Company’s by-product pitch of $56.8 million, $82.4 million and $91.2 for the years ended December 31, 2014, 2013, and 2012, respectively.

6. Disposition of Businesses

We sold our personal care business, consisting of intellectual property, customer relationships and inventories, for $12.0 million in cash on May 23, 2013 of which $11.4 million was received in May 2013 and $0.6 million in June 2014. The gain of $9.0 million which is net of restructuring is included in other income in

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the year ended December 31, 2013. The gain of $0.3 million which is net of an accrual for a claim from a distributor (see Note 15) is included in other income in the year ended December 31, 2014.

On March 27, 2013, we sold our Valdosta, Georgia plant for $1.4 million in cash. The gain on the sale of the plant was approximately $1.2 million and is included in other income in the year ended December 31, 2013.

On January 9, 2012, we sold a 10% investment in Arboris which was formed in 2002 and was accounted for under the equity method of accounting, as we had the ability to exercise significant influence through a one-third representation on the board of directors. Additionally we sold the related land on which the Arboris plant is located.

The total consideration for this deal was $15 million in cash and an additional $5 million as a surcharge product supplied in 2012 and 2013. Under the agreement, Arizona Chemical continues to supply tall oil pitch to Arboris. We have an intangible asset recognized for this agreement under supply agreements. As part of the sale, the term of the agreement was increased from 10 years to 20 years; as such, the remaining amortization period of the intangible asset increased from 2 to 12 years and the annual amortization decreased from $2.1 million to $0.4 million. Arboris assumed responsibility for operating a plant in Savannah, Georgia, in the first quarter of 2012. The gain on the sale of the equity method investment and the land was approximately $9.9 million and is included in other income in 2012.

7. Research and Development

Research and development expenses included in SG&A amounted to $12.8 million, $13.3 million and $12.9 million for the years ended December 31, 2014, 2013, and 2012, respectively.

8. Property, Plant, and Equipment and Intangible Assets

Property, plant, and equipment, net, as of December 31, 2014 and 2013, consisted of the following (in thousands of U.S. dollars):

	2014	2013
Land	$18,458	$18,713
Capital lease building	—	6,611
Buildings and leasehold improvements	55,382	52,553
Machinery and equipment	293,580	285,875
Software	15,439	24,173

Total property, plant and equipment	382,859	387,925
Less accumulated depreciation and amortization	(172,636)	(165,124)
Less accumulated depreciation and amortization capital lease building	—	(2,580)

Total accumulated depreciation and amortization	(172,636)	(167,704)
Construction in progress	34,802	26,561

Property, plant and equipment, net	$245,025	$246,782

In October 2014, the Company exercised an option to purchase the building in Almere, the Netherlands, which was under a capital lease. The exercise price was $2.2 million and the obligation related to the repurchase was reflected as short-term borrowings at December 31, 2013. The net book value of the capital lease building was reclassified to buildings and leasehold improvements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets, net, as of December 31, 2014 and 2013, consisted of the following (in thousands of U.S. dollars):

	2014			2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	$23,186	$—	$23,186	$25,856	$—	$25,856
Customer relationships	40,583	(20,821)	19,762	46,607	(20,267)	26,340
Supply agreements	41,379	(23,950)	17,429	41,379	(22,423)	18,956
Core/developed technology	23,773	(12,804)	10,969	26,449	(12,467)	13,982
Favorable leaseholds	699	(139)	560	793	(138)	655

Total intangible assets	$129,620	$(57,714)	$71,906	$141,084	$(55,295)	$85,789

Depreciation and amortization expenses included in cost of goods sold and SG&A were as follows (in thousands of U.S. dollars):

	2014	2013	2012
Depreciation expense	$26,811	$27,844	$31,955
Amortization expense	6,845	6,979	6,823

Total depreciation and amortization expenses	$33,656	$34,823	$38,778

The 2012 impairment of property, plant and equipment related to the closure of the CST plant in Oulu, Finland, is reflected as facility closure. The facility closure costs in 2012 included (in thousands of U.S. dollars):

2012
Oulu CST property, plant, and equipment impairment	$1,975
Asset retirement obligation	660
Write-off other assets	581

Total facility closure costs	$3,216

The estimated aggregate amortization of intangible assets for each of the next five years is as follows (in thousands of U.S. dollars):

Years Ending December 31	Amortization Expense
2015	$5,897
2016	5,865
2017	5,865
2018	5,865
2019	5,865

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Accrued Liabilities

Accrued liabilities as of December 31, 2014 and 2013, consisted of the following (in thousands of U.S. dollars):

	Note	2014	2013
Payroll and benefits accruals		$13,957	$18,717
Income and other taxes		594	3,824
Accrued environmental remediation	15	4,839	5,625
Accrued rebates		3,155	2,994
VAT payables		909	942
Restructuring		1,242	1,435
Current portion of deferred income	17	2,115	2,114
Interest rate swaps	11	2,173	2,362
Other		4,467	5,414

Total		$33,451	$43,427

Included in accrued environmental remediation are $1.0 million at December 31, 2014 and $2.2 million at December 31, 2013, for a CTO leakage event that occurred in 2011 in the Langrôr storage depot in Sôderhamn, Sweden (see Note 15).

10. Debt

Debt and credit agreements as of December 31, 2014 and 2013, consisted of the following (in thousands of U.S. dollars):

	2014	2013
First lien term loan	$682,000	$459,000
Second lien term loan	150,000	—

Total	832,000	459,000
Discount on first lien term loan, net of accretion	(8,666)	(10,714)
Discount on second lien term loan, net of accretion	(713)	—

Total	822,621	448,286
Less current portion	—	(4,590)

Long-term debt	$822,621	$443,696

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Long-term Debt	Original Issue Discount	Total	Debt Issuance Cost included in Other Assets
Balance at December 31, 2012	$531,657	$(14,284)	$517,373	$13,590
Accretion of original issue discount and amortization of debt issuance cost	—	3,570	3,570	(4,055)
Repayment of debt	(72,657)	—	(72,657)	—
Loss on debt extinguishment	—	—	—	(552)
Capitalized debt issuance costs	—	—	—	5,317

Balance at December 31, 2013	459,000	(10,714)	448,286	14,300
Accretion of original issue discount and amortization of debt issuance cost	—	1,488	1,488	(1,991)
Repayment of debt	(459,000)	—	(459,000)	—
Loss on debt extinguishment	—	3,368	3,368	(4,492)

	—	(5,858)	(5,858)	7,817
Proceeds from new debt	880,000	(4,400)	875,600	—
Capitalized debt issuance costs	—	—	—	17,486
Repayment on first lien long-term debt	(48,000)	—	(48,000)	—
Accretion of original issue discount and amortization of debt issuance cost	—	879	879	(2,156)

Balance at December 31, 2014	$832,000	$(9,379)	$822,621	$23,147

On June 12, 2014, the Company entered into a new $730.0 million first lien credit agreement and a $150.0 million second lien credit agreement. The loans were issued at a discount of 0.5% for total net proceeds of $875.6 million. With the proceeds, the previously outstanding first lien loan of $449.0 million was repaid, a dividend of $397.1 million was distributed to our shareholder and $8.2 million was distributed to the common profit interests’ holders (see Note 16).

Prior to the refinancing on June 12, 2014, debt repayments on the previous first lien long-term debt of $10.0 million and $72.7 million were made in 2014 and 2013, respectively. During the year ended December 31, 2014, $48.0 million was repaid on the new first lien term loan.

We recorded a loss on debt extinguishment $7.9 million in the second quarter of 2014 for the loans provided by lenders from the previous first lien term loan that did not continue to participate in the new first lien term loan. We incurred $20.9 million of debt issuance costs with the new financing, of which $3.4 million was expensed in 2014 and included in SG&A.

The new first lien term loan was entered into on June 12, 2014 with a syndication of banks and is collateralized by a first-priority lien on substantially all U.S. assets and equity interests of the Company and is denominated in U.S. dollars with a seven-year maturity. Interest is payable quarterly at either the greater of the prime rate or 2%, plus a 2.5% margin or the greater of London InterBank Offered Rate (“LIBOR”) or 1%, plus a 3.5% margin. The interest rate on the new first lien loan was 4.5% at December 31, 2014. Principal is payable quarterly in the amount of  1⁄4 of 1% of the outstanding term loan balance. Payments of $11.0 million in 2014 were applied against the mandatory payments of 2014 and 2015, and we do not have a current portion of long-term debt at December 31, 2014. Our new credit agreement requires us to make a principal payment equal to 50% of excess cash flows, as defined. The percentage is dependent on the leverage ratio. In years in which we

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

generate excess cash flow, but our leverage ratio is less than 3:1, we are required to make a payment equal to 25% of our excess cash flow, and if our leverage ratio is less than 2.5:1. No such payment is required related to the year ended December 31, 2014.

The new second lien term loan was entered into on June 12, 2014 with a syndication of banks and collateralized by a second-priority lien on substantially all U.S. assets and equity interests of the Company and is denominated in U.S. dollars with an eight-year maturity. Interest is payable quarterly at either the greater of the prime rate or 2%, plus a 5.5% margin or the greater of London InterBank Offered Rate (“LIBOR”) or 1%, plus a 6.5% margin. The interest rate on the second lien loan was 7.5% at December 31, 2014. Principal is payable at maturity on June 12, 2022.

The previous credit and guarantee agreement was entered into on December 22, 2011 and amended on December 21, 2012 and on February 21, 2013. With the amendments to the credit and guarantee agreement on December 21, 2012 and February 21, 2013, the Company added $100 million of term loan with interest at either the greater of the prime rate or 2.25%, plus a 3% margin or the greater of London InterBank Offered Rate (“LIBOR”) or 1.25%, plus a 4% margin. The interest rate was 5.25% at December 31, 2013. We recorded a loss on debt extinguishment of $0.6 million associated with the amendment in 2013 and incurred $6.5 million in debt issuance costs of which $1.2 million was expensed in 2013 and included in SG&A.

We have available a $60 million revolving credit facility that can be borrowed in Euros or in U.S. dollars with a five-year maturity. The annual commitement fee that the company pays on the revolving credit facility equals to 0.50 % of the available revolver amount. There were no borrowings under the revolving credit facility in the years ended December 31, 2014 or 2013. Borrowing in excess of seventy percent of the available amount on the revolver is subject to limitation.

The discount on term loans, net of accretion was calculated using an effective interest rate of 6.0%, 7.5% and 9.44% for the years ended December 31, 2014, 2013, and 2012.

The aggregate maturities of debt subsequent to December 31, 2014, exclusive of any amount that may be due under the excess cash flow provisions of the new first lien term loan, are as follows (in thousands of U.S. dollars):

Years Ending December 31,	Maturities of Debt
2015	$—
2016	6,924
2017	6,924
2018	6,924
2019	6,924
Thereafter	804,304

Total	$832,000

The new first and second lien term loan and the revolving credit facility contain certain covenants. These covenants may substantially restrict the Company’s ability to incur additional indebtedness, create liens, make certain investments, sell assets, or pay dividends. The Company’s obligations under these agreements may be accelerated on certain events of default. The Company was in compliance with the covenants defined in the applicable credit agreements at December 31, 2014 and 2013.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Fair Value of Financial Instruments

The Company uses various derivative financial instruments as part of an overall strategy to manage exposure to market risks associated with natural gas price fluctuations, foreign currency exchange rates and interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. The risk of loss to the Company in the event of non-performance by any counterparty under derivative financial instrument agreements is not significant. Although the derivative financial instruments expose the Company to market risk, fluctuations in the value of the derivatives are generally offset in earnings by the recognition of the hedged item in earnings or the earnings impact from the underlying exposures.

The following summarizes our derivative instruments for the years ended December 31, 2014, 2013, and 2012 (in thousands of U.S. dollars):

	Asset (Liability) Derivatives
Derivatives Not Designated as Hedging Instruments	Natural Gas Caps	Foreign Exchange Contracts	Interest Rate Caps	Interest Rate Swaps	Total
Balance at December 31, 2011	$—	$—	$17	$—	$17
Purchase of caps	116	—	144	—	260
Loss on caps/swaps, net	—	—	(157)	(4,548)	(4,705)
Loss included in foreign currency exchange (gains) losses	—	(110)	—	—	(110)
Foreign currency exchange rate changes	—	(3)	—	—	(3)

Balance at December 31, 2012	116	(113)	4	(4,548)	(4,541)
Purchase of caps / payments on swaps	235	—	141	32	408
Loss on natural gas caps including in cost of goods sold	(227)	—	—	—	(227)
(Loss) gain on interest rate caps/swaps, net	—	—	(26)	777	751
Gain included in foreign currency exchange (gains) losses	—	45	—	—	45

Balance at December 31, 2013	124	(68)	119	(3,739)	(3,564)
Purchase of caps / payments on swaps	243	—	—	2,522	2,765
Receipts on natural gas caps	(210)	—		—	(210)
Loss on natural gas caps including in cost of goods sold	(136)	—	—	—	(136)
Loss on interest rate caps/swaps, net	—	—	(959)	(2,620)	(3,579)
Gain included in foreign currency exchange (gains) losses	—	247	—	—	247
Foreign currency exchange rate changes	—	(9)	—	—	(9)

Balance at December 31, 2014	$21	$170	$(840)	$(3,837)	$(4,486)

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the Company’s financial instruments as of December 31, 2014 and 2013, were as follows (in thousands of U.S. dollars):

	2014		2013
Asset (Liability)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$(822,621)	$(810,245)	$(448,286)	$(463,544)
Interest rate cap included in prepaid expenses and other current assets	10	10	119	119
Natural gas caps included in prepaid expenses and other current assets	21	21	124	124
Interest rate swaps included in other liabilities	(1,664)	(1,664)	(1,377)	(1,377)
Interest rate swaps included in accrued liabilities	(2,173)	(2,173)	(2,362)	(2,362)
Interest rate cap included in other liabilities	(850)	(850)	—	—
Foreign exchange contracts included in accrued liabilities	—	—	(68)	(68)
Foreign exchange contracts included in prepaid expenses and other current assets	170	170	—	—

The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

Long-Term Debt—The fair value of long-term debt is estimated based on borrowing rates currently available to the Company for loans with similar terms and maturities and discounted back to the present value. The Company obtains fair value measurements on its long-term debt obligations from third-party providers and is a level 2 valuation in the three tier valuation hierarchy.

Derivative Financial Instruments—The fair values of the derivative assets and liabilities are based on market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions. Counterparties to our derivatives are major banking institutions with credit ratings of investment grade or better and the risk of loss due to nonperformance is considered by management to be minimal. The collateral under the credit agreement also applies to counterparties to the derivate financial instruments that are also lenders under the credit agreement (see Note 10).

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the valuation of our financial instruments reported at fair value by the three-tier valuation hierarchy levels as of the valuation dates listed (in thousands of U.S. dollars):

		Recurring Fair Value Measurements
	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2014:
Interest rate caps	$(840)	$—	$(840)	$—
Interest rate swaps	(3,837)	—	(3,837)	—
Natural gas caps	21	—	21	—
Foreign exchange contracts	170	—	170	—

As of December 31, 2013:
Interest rate caps	$119	$—	$119	$—
Interest rate swaps	(3,739)	—	(3,739)	—
Natural gas caps	124	—	124	—
Foreign exchange contracts	(68)	—	(68)	—

There were no transfers between the three-tier valuation hierarchy levels in the years ended December 31, 2014 and 2013 respectively.

Interest rate risk—We enter into interest rate cap and interest rate swap agreements to reduce our cash flow exposure to market risk from changes in interest rates The following summarizes the characteristics of our outstanding cap and swap agreements as of December 31, 2014 (amounts in U.S. dollars):

	Notional amount	Maturity	Cap/swap rate	Floating rate
Interest rate caps	$375 million	December 2015 - 2018	1.25%-3.0%	3 Months LIBOR
Interest rate swaps	$550 million	December 2016 - 2018	1.45625%-2.3%	3 Months LIBOR

Natural gas—In order to better predict and control the future cost of natural gas consumed at the Company’s plants, the Company engages in financial hedging of future gas purchase prices. The Company’s natural gas usage is relatively predictable month-by-month. The Company hedges primarily with financial instruments that are priced based on New York Mercantile Exchange (NYMEX) natural gas futures contracts.

The following summarizes the characteristics of our outstanding cap agreements as of December 31, 2014 (amounts in U.S. dollars):

	Quantity	Unit of measure	Maturity	Strike price	Buy / Sell
Natural gas caps	1,560,000	MMBTU	3-12 Months	$4.55-$5.17	Buy

Foreign Exchange—The Company uses foreign currency forward contracts to manage future cash flows with respect to exchange rate fluctuations. The derivative contracts hedges the variability of exchange rates on the Company’s cash flows and foreign cash deposits.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following summarizes the characteristics of our foreign exchange contracts as of December 31, 2014 (amounts in U.S. dollars):

	Currency	Notional U.S. Dollar equivalent	Buy / Sell
Foreign exchange contracts	USD	$4,275,000	Buy
Foreign exchange contracts	SEK	$1,231,066	Buy

12. Income Taxes

The Company’s income tax expense for the years ended December 31, 2014, 2013, and 2012, consisted of the following (in thousands of U.S. dollars):

	2014	2013	2012
U.S. federal	$15,904	$33,473	$47,747
U.S. state	1,923	5,051	4,523
International	4,314	2,603	11,248

Current tax expense	22,141	41,127	63,518
U.S. federal	29,205	(22,107)	(10,564)
U.S. state	2,420	(1,831)	(875)
International	(3,800)	(58)	(2,386)

Deferred tax expense (benefit)	27,825	(23,996)	(13,825)

Income tax expense	$49,966	$17,131	$49,693

Income tax expense was based on tax rates in effect in the countries and locations in which the Company conducts its operations and related taxable income was earned.

In 2013, the U.K. enacted a reduction in the corporate income tax rate from 23% to 21% effective April 1, 2014 and a reduction from 21% to 20% effective April 1, 2015. During 2014 and 2013, the Company did not realize any material tax cost or benefit from these changes. Finland enacted a reduction in the corporate income tax rate from 24.5% to 20% effective January 1, 2014. During 2013, the Company recorded a $0.8 million benefit from this change.

Income (loss) before income taxes for the years ended December 31, 2014, 2013, and 2012, was generated in the following jurisdictions (in thousands of U.S. dollars):

	2014	2013	2012
United States	$149,256	$41,914	$107,830
International	(939)	10,515	34,644

Total income before income tax expense	$148,317	$52,429	$142,474

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of income tax expense using the statutory U.S. federal income tax rate compared to the Company’s effective tax rate for the years ended December 31, 2014, 2013, and 2012 was as follows:

	2014	2013	2012
Statutory income tax rate	35.0%	35.0%	35.0%
Tax on income of foreign subsidiaries and rate differential	(0.2)	(2.0)	(4.6)
Nondeductible compensation expense	1.1	2.2	2.9
Permanent differences	(1.6)	(1.3)	(1.2)
Tax credits and net operating loss	(0.1)	(0.9)	(2.6)
Change in valuation allowance	(0.0)	(0.0)	2.4
Uncertain tax benefits	(3.2)	1.4	0.5
U.S. state taxes, net of federal tax benefit	2.6	2.4	3.3
Decrease in corporate income tax rate	0.0	(1.4)	(1.4)
Other, net	0.1	(2.8)	0.6

Effective tax rate	33.7%	32.6%	34.9%

Tax effects of significant temporary differences representing deferred tax assets and liabilities as of December 31, 2014 and 2013, were as follows (in thousands of U.S. dollars):

	2014	2013
Deferred tax assets:
Accrued liabilities	$1,174	$1,256
Property, plant, and equipment	3,056	3,375
Inventory	2,349	2,710
Tax credit and net operating loss carryforwards	8,284	5,938
Pension	9,280	4,622
Derivative instruments	2,625	1,994
Deferred revenue	4,541	5,342
Litigation accrual	30,396	26,567
Other	571	158

Gross deferred tax assets	62,276	51,962
Less valuation allowance	(11,747)	(9,815)

Net deferred tax assets	50,529	42,147

Deferred tax liabilities:
Intangible assets	(20,944)	(24,411)
Property, plant, and equipment	(41,560)	(40,186)
Tax on earnings, not deemed permanently reinvested	(83)	(567)
Deferred financing cost	(4,486)	—
Insurance proceeds receivable	(30,396)	—
Other	(202)	(1,520)

Gross deferred tax liabilities	(97,671)	(66,684)

Net deferred tax liabilities	$(47,142)	$(24,537)

As of December 31, 2014 and 2013, the Company had worldwide Net Operating Loss (“NOL”) carryforwards of $13.8 million and $3.1 million, respectively, of which $10.9 million and $2.9 million expire in

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

varying amounts between 2018 and 2024, while the remaining $2.9 million and $0.2 million, respectively, have indefinite lives based on laws of the jurisdictions in which they were generated. The Company has Georgia State Tax credits of $1.0 million and $1.1 million at December 31, 2014 and 2013, respectively. The Company has provided valuation allowances against certain NOL carryforwards due to the uncertainty of their realization. The Company also has $3.9 million of U.S. foreign tax credit carryforwards which expire between 2020 and 2022. The Company has provided valuation allowances against these tax credit carryforwards due to the uncertainty of their realization.

The Company files income tax returns in many countries, principally in the United States, China, Finland, U.K., France, the Netherlands, Germany, and Sweden. Generally, tax years 2008 through 2014 remain open and subject to examination by the relevant tax authorities. The Company believes that adequate amounts of taxes and related interest and penalties have been provided for any adverse adjustments as a result of examinations.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for 2014 and 2013, is as follows (in thousands of U.S. dollars):

	2014	2013
Beginning of year	$10,885	$10,138
Additions for tax positions of prior periods	2,883	445
Additions for tax positions of current period	986	302
Decrease for tax positions of prior periods	(6,443)	—

Unrecognized tax benefit—end of year	$8,311	$10,885

The Company recognized interest accrued related to unrecognized tax benefits in interest expense and penalties as a component of income tax expense. During the years ended December 31, 2014, 2013, and 2012, the Company recognized approximately $0.0 million, $0.3 million and $0.5 million each year in interest and penalties, respectively. The Company had approximately $0.9 million, $1.6 million and $1.3 million accrued for the payment of interest and penalties at December 31, 2014, 2013, and 2012, respectively.

During 2013, the U.S. tax return for 2010 was audited by the IRS. On January 17, 2014, we received formal notification from the IRS that there would be no adjustments to the reported taxable income for 2010. We had an unrecognized tax benefit at December 31, 2013 of $5.9 million related to a position taken in the 2010 tax return. As a result of the matter being effectively settled upon formal notification from the IRS, we recognized the $5.9 million in tax benefits in 2014. There was no impact on cash flows as a result of the resolution of this matter. We expect a decrease of $1.0 million of unrecognized tax benefits during the next 12 months on the expiration of the statute of limitations of certain items.

In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2014, the Company has not made a provision for U.S. or additional foreign withholding taxes on approximately $50 million of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Retirement and Other Deferred Compensation Plans

(a) U.S. Defined Benefit Plan—The Company sponsors a noncontributory defined benefit pension plan in the U.S.

All U.S. employees hired prior to July 2004 and certain retirees of the Company participate in International Paper’s defined benefit pension plans. International Paper remains responsible for all benefits related to years of service prior to December 31, 2007. The Company implemented its own defined benefit pension plan for then eligible U.S. employees on March 1, 2007. The Company’s pension plan is to benefit the plan participants exclusively. The plan’s investment strategy is to invest in diversified portfolios to earn a long-term return consistent with acceptable risk in order to pay retirement benefits and meet regulatory funding requirements while minimizing the Company’s cash contributions over time.

The periodic benefit cost for the Company’s U.S. defined benefit pension plan for the years ended December 31, 2014, 2013, and 2012, were as follows (in thousands of U.S. dollars):

	2014	2013	2012
Service cost	$838	$1,192	$1,059
Interest cost	515	428	385
Expected return on plan assets	(502)	(420)	(366)
Amortization of prior service cost	95	107	107
Amortization of net actuarial loss	22	258	227

	968	1,565	1,412
Curtailment expense	162	—	—

Net periodic benefit cost	$1,130	$1,565	$1,412

The U.S. defined benefit pension plan obligations and assets are measured annually at December 31.

Pension-related amounts in AOCI as of December 31, 2014, 2013, and 2012 were comprised of the following (in thousands of U.S. dollars):

	2014	2013	2012
Prior service cost	$(204)	$(461)	$(568)
Net actuarial loss	(3,065)	(704)	(3,388)

Total AOCI at end of year	(3,269)	(1,165)	(3,956)
Less income tax benefit	1,285	426	1,484

Net AOCI at end of year	$(1,984)	$(739)	$(2,472)

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended December 31, 2014, 2013, and 2012 were as follows (in thousands of U.S. dollars):

	2014	2013	2012
Net gain (loss) arising during the year	$(2,383)	$2,426	$(844)
Prior service cost recognized during the year	95	107	107
Curtailment expense recognized during the year	162	—	—
Amortization of net acturial loss	22	258	227

Total gain (loss) recognized in other comprehensive income (loss)	(2,104)	2,791	(510)
Less income tax (expense) benefit	859	(1,058)	195

Net gain (loss) recognized in other comprehensive income (loss)	$(1,245)	$1,733	$(315)

The estimated amounts to be amortized from AOCI into net periodic benefit cost in 2015 are as follows (in thousands of U.S. dollars):

2015
Net actuarial loss	$192
Prior service cost	$59

As of December 31, 2014 and 2013, the U.S. defined benefit pension plan funded status was as follows (in thousands of U.S. dollars):

	U.S. Plan
	2014	2013
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$10,565	$11,027
Service cost	838	1,192
Interest cost	515	428
Loss (gain) due to changes in assumptions	2,438	(1,909)
Benefits paid	(218)	(173)

Projected benefit obligation at end of year	$14,138	$10,565

Change in plan assets:
Fair value of plan assets at beginning of year	$7,484	$6,622
Actual return on plan assets	557	937
Employer contributions	1,157	98
Benefits paid	(218)	(173)

Fair value of plan assets at end of year	$8,980	$7,484

Unfunded status	$(5,158)	$(3,081)

The unfunded status as of December 31, 2014 and 2013, was included in pension liabilities. The Company expects to contribute $0.7 million to the U.S defined benefit pension plan in 2015.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated benefit obligation for our U.S. pension plan in excess of the fair value of plan assets at December 31, 2014 and 2013 was as follows (in thousands of U.S. dollars):

	2014	2013
Accumulated benefit obligations	$14,138	$10,565
Fair value of plan assets	8,980	7,484

Assumptions—Assumptions used to determine projected benefit obligations as of December 31, 2014 and 2013, respectively, were as follows:

	2014	2013
Discount rate	3.91%	4.83%
Rate of compensation increase	N/A	N/A

Assumptions used to determine net periodic benefit cost for the years ended December 31, 2014, 2013, and 2012, were as follows:

	2014	2013	2012
Discount rate	4.83%	3.92%	4.34%
Expected long-term rate of return on plan assets	6.25%	6.25%	6.25%

The expected long-term rate of return on plan assets was based on both the actual asset allocation as well as the investment policy target allocation of the asset portfolio between various asset classes and the expected rate of return of each asset class over various periods of time.

Plan Assets—The Company’s U.S. defined benefit pension plan asset contributions for 2014 and 2013, were $1.2 million and $0.1 million, respectively. As of December 31, 2014 and 2013, the asset allocations for the U.S. benefit plan by asset category were as follows:

	2014	2013
Asset category:
Cash and cash equivalents	6%	7%
Equities	48%	50%
Fixed income	46%	43%

The target allocation of the plan assets in the United States is 50% equity and 50% fixed income.

		Fair Value Measurements at December 31, 2014 (in thousands of U.S. dollars)
Asset Category	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$487	$487	$—	$—
Equities(i)	4,348	4,348	—	—
Fixed income(ii)	4,145	4,145	—	—

Total	$8.980	$8,980	$—	$—

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Fair Value Measurements at December 31, 2013 (in thousands of U.S. dollars)
Asset Category	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$514	$514	$—	$—
Equities(i)	3,769	3,769	—	—
Fixed income(ii)	3,201	3,201	—	—

Total	$7,484	$7,484	$—	$—

(i)	This category is comprised of low-cost equity index funds that were valued based on market prices.
(ii)	Fixed income investments include but are not limited to high quality U.S. Government, agency obligations and corporate bonds and are valued based on market prices.

Estimated future benefit payments as of December 31, 2014, for the Company’s U.S. defined benefit pension plan are as follows (in thousands of U.S. dollars):

Years Ending December 31,
2015	$321
2016	373
2017	415
2018	461
2019	504
2020-2024	3,088

(b) Non-U.S. Defined Benefit Plans—The Company sponsors defined benefit pension and retirement plans in certain foreign subsidiaries. Generally, the Company’s non-U.S. defined benefit pension plans are funded using the projected benefit as a target in countries where funding of benefit plans is required.

Net periodic benefit cost for the Company’s non-U.S. defined benefit pension plans for the years ended December 31, 2014, 2013, and 2012, were as follows (in thousands of U.S. dollars):

	2014	2013	2012
Service cost	$2,395	$2,613	$1,910
Interest cost	3,746	3,470	3,401
Expected return on plan assets	(3,823)	(3,476)	(3,109)
Amortization of prior service costs	(44)	4	4
Amortization of net actuarial loss	764	626	372

Net periodic benefit cost	$3,038	$3,237	$2,578

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The non-U.S. defined benefit pension plans obligations and assets are measured annually at December 31. Pension-related amounts recognized in AOCI as of December 31, 2014, 2013, and 2012 were comprised of the following (in thousands of U.S. dollars):

	2014	2013	2012
Prior service cost	$(97)	$(53)	$(57)
Net actuarial loss	(34,516)	(15,501)	(16,700)

Total AOCI at end of year	(34,613)	(15,554)	(16,757)
Income tax benefit	2,623	214	1,175

Net AOCI at end of year	$(31,990)	$(15,340)	$(15,582)

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended December 31, 2014, 2013, and 2012 were as follows (in thousands of U.S. dollars):

	2014	2013	2012
Net gain (loss) arising during the year	$(19,779)	$573	$(7,452)
Prior service cost recognized during the year	(44)	4	7
Amortization of net actuarial loss	764	626	372

Total gain (loss) recognized in other comprehensive income (loss)	(19,059)	1,203	(7,073)
Less income tax (expense) benefit	2,409	(961)	1,239

Net gain (loss) recognized in other comprehensive income (loss)	$(16,650)	$242	$(5,834)

The estimated amounts to be amortized from AOCI into net periodic benefit cost in fiscal year 2015 are as follows (in thousands of U.S. dollars):

2015
Amortization of:
Net actuarial loss	$1,685
Prior service cost	4

As of December 31, 2014 and 2013, the funded status for all significant non-U.S. defined benefit pension plans was as follows (in thousands of U.S. dollars):

	Non-U.S. Plan
	2014	2013
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$91,025	$86,720
Service cost	2,395	2,613
Interest cost	3,746	3,470
Employee contributions	420	426
Plan amendments	35	—
Actuarial (gain) loss	21,695	(2,508)
Benefits paid	(1,850)	(1,985)
Actual expenses	(63)	(68)
Foreign currency exchange rate changes	(7,909)	2,357

Projected benefit obligation at end of year	$109,494	$91,025

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Non-U.S. Plan
	2014	2013
Change in plan assets:
Fair value of plan assets at beginning of year	$69,405	$63,936
Actual return on plan assets	5,244	1,507
Employer contributions	3,598	3,778
Plan participants’ contributions	420	426
Benefits paid	(1,850)	(1,985)
Actual expenses	(63)	(68)
Foreign currency exchange rate changes	(5,143)	1,811

Fair value of plan assets at end of year	$71,611	$69,405

Unfunded status	$(37,883)	$(21,620)

Amounts as of December 31, 2014 and 2013, recognized in the consolidated balance sheets consisted of the following (in thousands of U.S. dollars):

	2014	2013
Noncurrent assets	$—	$71
Accrued liabilities	(375)	(442)
Pension liabilities	(37,508)	(21,249)

Net liability	$(37,883)	$(21,620)

The Company expects to contribute $3.1 million to the non-U.S. defined benefit pension plans in 2015.

Pension plans with projected benefit obligation in excess of the fair value of plan assets are summarized as follows at December 31, 2014 and 2013 (in thousands of U.S. dollars):

	2014	2013
Projected benefit obligations	$109,494	$73,409
Fair value of assets	71,611	51,717

Pension plans with accumulated benefit obligation in excess of the fair value of assets are summarized as follows at December 31, 2014 and 2013 (in thousands of U.S. dollars):

	2014	2013
Accumulated benefit obligations	$103,504	$70,425
Fair value of assets	71,611	51,717

Assumptions—The assumptions used to determine projected benefit obligations as of December 31, 2014 and 2013, were as follows:

	2014	2013
Discount rates	1.49% – 3.40%	2.66% – 4.40%
Rate of compensation increase	3.00% – 3.30%	3.00% – 3.50%

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumptions used to determine net periodic benefit cost for the years ended December 31, 2014, 2013, and 2012 were as follows:

	2014	2013	2012
Discount rate	2.66% –4.40%	2.55% –4.40%	3.20% – 5.37%
Expected long-term rate of return on plan assets	2.55% –6.25%	2.55% – 6.25%	3.50% – 6.25%
Rate of compensation increase	3.00% –3.50%	3.00%	3.00% – 4.60%

The expected long-term rate of return on plan assets was based on both the actual asset allocation as well as the investment policy target allocation of the asset portfolio between various asset classes and the expected rate of return of each asset class over various periods of time.

Plan Assets—The Company’s non-U.S. plans primarily have assets in the U.K. and the Netherlands. The target allocations for plan assets in the U.K. are 50% equity securities, 37.5% corporate bonds, and 12.5% U.K. fixed interest or index-linked gilts and are actively managed by an independent Pension Trust. The Pension Trust has invested in the following mixed strategy hedge funds at December 31, 2014: Standard Life Global Absolute Return Strategies Funds, Insight Broad Opportunity Fund, TM Fulcrum Diversified Absolute Return Fund. Fixed income securities investments at December 31, 2014 included AF—Over 15-Year Gilts Index and CN—AAA-AA-A Bonds-All Stks Index. At December 31, 2014, the Trust was holding $0.6 million in cash. Insurance contracts primarily relate to The Netherlands and Finland.

As of December 31, 2014 and 2013, the weighted-average asset allocations for the Company’s non-U.S defined benefit pension plans by asset category were as follows:

Asset category	2014	2013
Mixed strategy hedge funds	37%	38%
Fixed income	35%	35%
Insurance contracts	27%	27%
Cash and cash equivalents	1%	—

		Fair Value Measurements at December 31, 2014 (in thousands of U.S. dollars)
Asset Category	Total	Quoted Prices in Active Market for Identical Assets (Level 1)		Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mixed strategy hedge funds(i)	$26,302	$		$26,302	$—
Fixed income(ii)	25,497		—	25,497	—
Insurance contracts(iii)	19,253		—	—	19,253
Cash and cash equivalents	559		559	—	—

Total	$71,611		$559	$51,799	$19,253

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Fair Value Measurements at December 31, 2013 (in thousands of U.S. dollars)
Asset Category	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mixed strategy hedge funds(i)	$26,657	$—	$26,657	$—
Fixed income(ii)	24,132	—	24,132	—
Insurance contracts(iii)	18,616	—	—	18,616

Total	$69,405	$—	$50,789	$18,616

(i)	This category represents investment funds that were valued based on market prices of the underlying securities in the funds. The estimated fair value of the funds was expressed in the form of unit value. The unit values were calculated and provided by the fund manager and represent the prices at which transactions with the funds are effected.
(ii)	This category represents investment funds that predominately invest in corporate bonds and international government bonds. The estimated fair value of the funds was expressed in the form of unit value. The unit values were calculated and provided by the fund manager and represent the prices at which transactions with the funds are effected.
(iii)	This category represents insurance contracts that were valued by reference to the value of bonds with similar maturities. We used these loan amounts and the agreed future interest profit amount and discounted them using government-issued yield curves to determine fair value.

Roll-forward of Level 3 plan assets (in thousands of U.S. dollars):

Balance at December 31, 2012	$15,209
Company contributions	2,224
Employee contributions	336
Actual return on plan assets	337
Benefits paid	(192)
Actual expenses	(68)
Exchange rates	770

Balance at December 31, 2013	18,616
Company contributions	2,010
Employee contributions	340
Actual return on plan assets	744
Benefits paid	(145)
Actual expenses	(62)
Exchange rates	(2,250)

Balance at December 31, 2014	$19,253

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimated future benefit payments as of December 31, 2014, for the Company’s non-U.S. defined benefit pension plans are as follows (in thousands of U.S. dollars):

Years Ending December 31,
2015	$2,003
2016	2,675
2017	2,359
2018	2,275
2019	2,172
2020-2024	12,692

(c) 401(k) Savings Plan (U.S.)

In 2007, a defined contribution employee savings plan was created for all U.S.-based employees, which is the Arizona Chemical Savings Plan (“Savings Plan”). The Savings Plan is a tax-qualified 401(k) plan, and employees’ contributions are matched by the Company on the following basis: 70 cents on the dollar for the first 4% of the employee’s contribution and 50 cents on the dollar for up to an additional 4%. The Company’s contributions under this plan amounted to $1.5 million, $1.7 million and $1.6 million for the years ended December 31, 2014, 2013, and 2012, respectively.

As a means to further enhance retirement savings for U.S.-based employees in light of the absence of a defined benefit pension plan for salaried individuals, the Company maintains an annual profit-sharing award plan. This award comes in the form of a discretionary contribution made by the Company directly to each U.S.-based salaried employee’s Savings Plan account based on the Company’s performance. The award is intended to be variable in nature and it could be less or more than four percent of each salaried employee’s salary depending upon the performance of the business. All eligible employees receive the same percentage award. The Company’s contributions under this plan amounted to $1.2 million, $1.2 million and $1.3 million for the years ended December 31, 2014, 2013, and 2012, respectively.

As of December 31, 2014, approximately 47% of our 613 employees in the United States were unionized and covered by collective bargaining agreements. In Europe, nearly all of our employees are represented by local workers’ councils and/or unions.

14. Related-Party Transactions

Management Agreement—The Company has a management agreement with American Securities LLC and Rhône Group LLC. Under this agreement, American Securities and Rhône Group LLC, in exchange for providing certain management services, can receive an annual management fee of up to $2.2 million, including expenses. Fees and expenses totaled $2.2 million for each of the years ended December 31, 2014, 2013, and 2012.

In accordance with the management agreements, the Company paid transaction fees of $8.4 million in June 2014 to American Securities, LLC and Rhône Group, LLC in relation to the refinancing on June 12, 2014 (See Note 10) and deferred those costs as debt issuance cost. In accordance with the management agreement, the Company also paid a transaction fee of $1.3 million in December 2012 to American Securities and Rhône Group LLC in relation to the refinancing and deferred those costs as debt issuance cost.

International Paper—We have long-term supply contracts expiring on February 28, 2027 with International Paper pursuant to which they agree to sell to us, and we agree to purchase from them, all CTO and CST produced

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

at their existing U.S. paper mills. We purchased from International Paper $66.5 million, $63.8 million and $62.8 million of CTO and CST for the years ended December 31, 2014, 2013, and 2012, respectively.

15. Commitments and Contingencies

Operating Leases—The Company leases administrative, manufacturing and warehousing facilities, and machinery and other equipment under non-cancelable leases that expire at various dates through 2019 and thereafter. Rental expense under operating leases totaled $11.9 million, $12.9 million and $14.3 million for the years ended December 31, 2014, 2013, and 2012, respectively.

As of December 31, 2014, the future minimum rental payments due under non-cancelable operating leases that have initial or remaining lease terms in excess of one year are as follows (in thousands of U.S. dollars):

Years Ending December 31,
2015	$9,560
2016	6,898
2017	5,218
2018	4,200
2019	4,863
Thereafter	11,685

Total	$42,424

Purchase Obligations—The Company has entered into unconditional purchase agreements mainly related to utilities which are required in the production processes with terms of more than one year that entail fixed payments for periods lasting up to 2019. Some unconditional purchase agreements have prices based on publicly available indexes. Amounts to be paid under these unconditional purchase agreements total $2.4 million in 2015, $1.3 million in 2016, $1.1 million in 2017, $0.8 million in 2018, and $0.6 million in 2019.

Litigation—The Company received a claim on March 21, 2011, from a former customer relating to an alleged breach of warranty and breach of contract regarding delivery of resin products during the period 2005 through 2009. The original claim sought recovery of present and future losses associated with repairing and replacing product allegedly due to the resin, and the claim was expanded in 2013 to seek alleged lost profits that the customer claimed it had incurred due to resin issues. The Company has liability insurance related to this matter for the periods of 2007 through 2013, and the insurer assumed the cost of defense and appeal. A trial commenced on February 18, 2014 and a verdict was rendered on March 6, 2014. The jury assessed damages against the Company for $70.1 million and the Company recorded a litigation accrual of $70.1 million at December 31, 2013. In addition the claimant has filed claims in 2014 for fees, costs and interest of approximately $35.0 million. The Company has filed an appeal with the appellate court, but it is too early to assess the outcome of any appeal. The Company has determined that the probable damages are in the range of $80.2 to $105 million. Our best estimate of the probable damages to be paid is $80.2 million and we have recorded an accrued liability for litigation in the consolidated balance sheets of $80.2 million and $70.1 million as of December 31, 2014 and 2013, respectively. The insurance company is expected to reimburse the Company for the full claim. We consider the realization of these insurance proceeds probable and have recorded an insurance receivable of $80.2 million as of December 31, 2014.

We received a $2.2 million claim in June 2014 from a distributor for products sold in the personal care market. The personal care business was sold in 2013. The claimant claims that it suffered a loss as the result of reliance on certain product information provided by Arizona such as product losses and loss of business and

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

margin. We have estimated the claim in the range of $0.6 million to $2.2 million. We have accrued $0.6 million as of December 31, 2014. This claim has been reported to our liability insurance carrier and we believe we are entitled to a defense and indemnity for this claim. Any potential related insurance proceeds will be recognized in the financial statements when realization of such amounts is considered probable and reasonably estimable.

The Company is a party to various lawsuits, claims, and contingent liabilities arising from the conduct of its business; however, in the opinion of management, based on the advice of counsel, none are expected to have a material adverse effect on consolidated income, cash flows, or the financial position of the Company.

Environmental Costs and Obligations—Environmental liabilities were $4.8 million and $5.6 million as of December 31, 2014 and 2013, respectively. On December 20, 2011, a leak was discovered in an Arizona Chemical tank in the Langrôr storage depot in Sôderhamn, Sweden. Approximately 800 cubic meters of CTO was spilled into the waters off the depot port and some 50 cubic meters on the ground close to the tank. We have continuously managed the remediation process in cooperation with local authorities. The local regulatory authorities have been leading the remediation efforts since the initial spill with support from various other experts. As of December 31, 2014, all identified remediation work has been completed. Although we believe all remediation has been completed at this time, there might be a need for continued monitoring and testing in the foreseeable future. Should any additional contaminated areas arise, there will be a need for remediation efforts, which will be covered by our insurance policy. The costs for this testing, monitoring and potential remediation are not probable or reasonably quantifiable as of December 31, 2014. The accrual at December 31, 2014 covers the costs incurred up to December 31, 2014 to complete the known remediation. The costs related to the remediation efforts to date have been covered under our insurance policy and we have recorded the expected and actual insurance proceeds related to the remediation efforts in cost of goods sold. The following table provides the amounts included in cost of goods sold for 2014, 2013, and 2012 (in thousands of U.S. dollars):

	2014	2013	2012
Costs accrued	$2,414	$870	$11,596
Insurance proceeds received	—	—	(4,711)
Expected insurance proceeds	(2,414)	(337)	(12,000)

Net cost of goods sold impact	$—	$533	$(5,115)

Other receivables included $1.2 million and $5.2 million of expected insurance proceeds as of December 31, 2014 and 2013, respectively.

We recorded separately the indemnification from IP, our former owners, of certain environmental remediation costs as of December 31, 2014 and December 31, 2013, as follows (in thousands of U.S. dollars):

	2014	2013
Indemnification included in related party receivables	$2,835	$2,428
Indemnification included in other receivables	424	471

Total	$3,259	$2,899

The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Moreover, changes in environmental regulations could inhibit or interrupt the Company’s operations, or require modifications to its

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

facilities. Accordingly, environmental, health or safety regulatory matters could result in significant unanticipated costs or liabilities. The Company monitors environment compliance as part of business activities of the Company.

16. Share-Based Compensation

Common Profit Interests—From March 2007 through May 2010, AZ Chem Investments LLC, the general partner of AZ Chem Investments Partners LP, granted common profit interests to certain participants in AZ Chem MIV I and AZ Chem MIV II LP and allowed a fully-vested participant to monetize his or her interests upon the achievement of a sale or initial public offering (“IPO”) of our Company. In 2010, all common profit interest awards fully vested and the participants monetized 75% of their interests.

The common profit interests are recognized as compensation expense at fair market value when probable of monetization. In the second quarter of 2014, and in the fourth quarter of 2013, and in the fourth quarter of 2012, we distributed $8.2 million, $0.3 million and $2.4 million, respectively, to the common profit interests’ holders as part of the dividends paid to the shareholders of our Company. These distributions were recognized as compensation expense in 2014, 2013 and 2012.

The approximate fair value at December 31, 2014, 2013 and 2012 of the common profit interests amounted to $10.2 million, $15.6 million and 18.5 million, respectively.

The outstanding common profit interests at December 31, 2014, 2013 and 2012, were 204,649 units.

Profit Interest Units—Under an agreement dated November 19, 2010, between our owners and certain members of management, Class B profits interest units were granted in AZC Holdco to certain of our executives. The participants may only participate in the Class B profits interest units plan by also investing in Class A units. The profits interests units vest either on the seventh anniversary of the grant date, or if annual or cumulative EBITDA targets are met and the grantee is still an employee as of the last day of that fiscal year. The vesting of grants accelerates in full upon the occurrence of a transaction. A transaction is defined as the occurrence of a sale or IPO of the Company, including any recapitalization or reorganization of the Company or any other transaction or series of related transactions in which the Company’s members (including any of their affiliates) cease to hold more than 50% of the voting power or IPO. Each grant of Class B profit units has a hurdle rate, which is the amount that A-shareholders will receive before B-shares start participating in any distribution. The hurdle rate is reduced with the distributions made to A-shareholders subsequent to the grant date. The awards are deemed to be five separate grants with each having a separate service period.

The profit interest units are accounted for as equity award in 2014 and 2013, as it is determined that it is not the intent of the Company to exercise their call option within six months on vested units of employees who terminate employment.

Until September 30, 2012, the profit interest units were accounted for as liability awards. As of October 1, 2012, these units are accounted for as equity award, as it is determined that it is not the intent of the Company to exercise their call option within six months on vested units of employees who terminate employment. The fair value of these awards on October 1, 2012, was reclassified from other liabilities to equity.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the activity in profit interest units for 2014, 2013 and 2012 (in U.S. dollars):

	Weighted Average Hurdle rate	Weighted Average Fair Value at Grant date		Number of Unvested B-units
Outstanding December 31, 2011	$27.34	$967.04	(1)	32,386
Granted	977.88	229.15	(1)	2,910
Forfeited	94.41	905.95	(1)	(4,957)
Vested	27.34	967.04	(1)	(7,522)

Outstanding December 31, 2012	96.75	880.56		22,817
Granted	830.28	148.17		4,291
Forfeited	—	967.00		(1,149)
Vested	188.46	774.78		(8,467)

Outstanding December 31, 2013	234.72	746.41		17,492
Granted	614.31	106.40		1,821
Forfeited	338.59	302.31		(4,621)
Vested	83.51	890.49		(6,527)

Outstanding December 31, 2014	$127.43	$739.84		8,165

(1)	Represents the fair value at October 1, 2012 when the awards were classified as equity awards.

The fair value at grant date of each Class B profit interest unit granted is estimated, based on several assumptions, using the Black-Scholes option valuation model. In determining fair values of these awards, the share price of our Company is a significant input and is determined by using a blend of the income approach and a market approach. The discounted cash flow (“DCF”) method was used under the income approach. The cash flows used in the DCF are based on a five year detailed forecast and a terminal value, which represented the estimated value beyond the projected period. The discount rate selected for 2014, 2013 and 2012 was 13.0%, 12.0% and 12.7% respectively, and takes into consideration risks inherent in the investment and market rates of return available from alternative investments of similar type and quality as of the valuation date. The market approach assumed that companies operating in the same industry would share similar characteristics and the Company values would correlate to those characteristics. Management used the guideline public company (“GPC”) method in their analysis. The GPC method provided an estimate of value using multiples derived from stock prices of publicly traded companies. These multiples are used to develop an estimate of fair value of the shares.

	2014	2013	2012
Share price	$614.31	$830.28	$994.00
Exercise price (hurdle rate)	$614.31	$830.28	$1,000.92
Risk-free rate	0.99%	0.46%	0.30%
Volatility	23.3%	25.6%	32.80%
Dividend yield	0.00%	0.00%	0.00%
Expected term (years)	5	5	5

The risk-free rate was determined on U.S. Treasury constant maturity rates with remaining terms similar to expected terms of the awards. The volatility is based on analyzing the stock price and implied volatility of guideline companies. We used an estimated dividend yield in the calculation if dividends are anticipated. The expected term of the awards is based on a requisite service period of five years, as it is considered probable that the EBITDA targets will be met.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation expense was recognized using a graded vesting approach over the requisite service period, which is the implicit service period. The implicit service period is assessed on an annual basis. We have recognized compensation costs of $2.0 million, $5.5 million and $9.9 million for the years ended December 31, 2014, 2013, and 2012, respectively. The unrecognized compensation expense related to unvested profit interest units of $1.1 million is expected to be recognized over a weighted-average period of 1.1 years.

17. Deferred Income

On August 31, 2012, we entered into a new operational rail tank car lease in the United States and the previous lease contract was assigned to the new lessor. We received an assignment fee from the new lessor of $16.9 million, which was deferred and is amortized to cost of goods sold over the minimum lease term of eight years. The deferred income at December 31, 2014 and 2013 was as follows (in thousands of U.S. dollars):

	2014	2013
Assignment fee	$16,914	$16,914
Accumulated amortization	(4,933)	(2,819)

	11,981	14,095
Current portion	(2,115)	(2,114)

Total non-current deferred income	$9,866	$11,981

18. Accumulated Other Comprehensive Loss

The following table provides an analysis of the changes in AOCI for the years ended December 31, 2014, 2013, and 2012 (in thousands of U.S. dollars):

	Note	2014	2013	2012
Cumulative foreign currency translation adjustment beginning of year		$(4,276)	$(11,278)	$(15,414)
Translation adjustment		(27,740)	7,002	4,136

Balance at end of the year		(32,016)	(4,276)	11,278
Pension and other post-retirement benefit plans at beginning of year		(16,079)	(18,054)	(11,905)
Reclassification adjustment for amortization of prior service cost included in net income	13	51	111	114
Reclassification adjustment for net actuarial loss included in net income	13	786	884	599
Reclassification adjustment for curtailment expense included in net income	13	162	—
Net (loss) gain arising during the year	13	(22,162)	2,999	(8,296)
Tax (expense) benefit		3,268	(2,019)	1,434

Balance at end of the year		(33,974)	(16,079)	(18,054)

Total accumulated other comprehensive loss		$(65,990)	$(20,355)	$(29,332)

19. Subsequent Events

The Company evaluated events and transactions that occurred during the period from December 31, 2014, the date of the balance sheet, through March 13, 2015, the date the consolidated financial statements were available to be issued.

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